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                                                                    EXHIBIT 99.1



MEDIA CONTACTS:
Skip Colcord                                Anne McCarthy
(781) 386-6624                              (781) 386-3171
colcors@polaroid.com                        mccarta1@polaroid.com

INVESTOR CONTACT:                           Michael Freitag or Roanne Kulakoff
Pat Weller                                  Kekst and Company
(781) 386-6603                              (212) 521-4800
wellerp@polaroid.com

                  POLAROID FILES VOLUNTARY CHAPTER 11 PETITION,
                      RECEIVES $50 MILLION IN NEW FINANCING

                  -- NON-U.S. SUBSIDIARIES NOT PART OF FILING;
          FACILITIES IN U.S. AND ABROAD OPEN AND CONDUCTING BUSINESS --

            -- ACCELERATES AND INTENSIFIES EFFORTS TO SELL COMPANY -


     CAMBRIDGE, MA -- OCTOBER 12, 2001 -- Polaroid Corporation (NYSE: PRD) today announced that, following this year's steep decline in its revenues and the resulting impact on its liquidity, the company and its U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Polaroid intends to use the Chapter 11 process to restructure its business operations and finances.

     Polaroid is open and conducting business in the U.S. and elsewhere around the world. Polaroid's non-U.S. subsidiaries, including those in Europe, Asia and Japan, are not part of the filing.

     In order to address immediate liquidity concerns created by the dramatic shortfall in revenue, Polaroid has obtained a commitment for $50 million in debtor-in-possession financing from a bank group led by J.P. Morgan Chase & Co. Upon court approval, which is expected shortly, $40 million of these funds will be available immediately on an interim basis to supplement the company's existing cash flow and help Polaroid fulfill obligations associated with operating its business, including payment to suppliers, vendors and other business partners for goods and services provided on or after today's filing. The full $50 million commitment is subject to final court approval and other conditions.

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                                    --more--


                                POLAROID FILES VOLUNTARY CHAPTER 11 PETITION - 2

     Polaroid intends to continue to manufacture, market and distribute its core instant imaging products and to provide customer service and support for these products. Employees are being paid in the usual manner and their medical, dental and life insurance benefits are expected to continue unchanged.

     Polaroid also announced that the company and its lenders have agreed to accelerate and intensify its exploration of a possible sale of all or parts of the company. Polaroid believes that such a sale would be in the best interests of all constituencies, including employees. As previously announced, Polaroid has retained financial advisors to assist with this process.

     Additionally, in light of its reduced revenue base and the uncertain economic outlook, the company has initiated a thorough evaluation of all aspects of its business operations with the objective of achieving significant cost savings beyond those already provided by the company's previously announced restructuring activities. This process will result in the disposition or elimination of non-core products and businesses, additional asset sales, facility closings, and a further reduction in personnel.

     Gary T. DiCamillo, chairman and chief executive officer, said, "After a thorough analysis of Polaroid's financial condition and the rapidly changing outlook in our key markets, the board of directors and senior management concluded that today's court filings by our U.S. operations were both prudent and necessary. Despite our best efforts to stabilize revenue, reduce costs and maximize cash flow, the company's financial condition deteriorated further in recent weeks.

     "Filing for Chapter 11 at this time allows Polaroid to enhance its liquidity by supplementing cash flow from operations with $50 million in new financing. It also allows us to initiate a formal process in which to intensify our exploration of strategic alternatives and work with our creditors to develop a plan to resolve their financial claims.


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     "From an operational standpoint," DiCamillo continued, "we intend to continue shipments of our core instant imaging products to customers as normal and meet our post-petition obligations to suppliers, vendors and other business partners. We will also continue to pursue opportunities to maximize the potential of our Opal and Onyx instant digital printing technologies."


                                    --more--

                                POLAROID FILES VOLUNTARY CHAPTER 11 PETITION - 3

     In conjunction with today's court proceedings, Polaroid expects to file a variety of "first day motions" to support its employees, customers and suppliers. These include motions seeking court permission to: continue payments for employee payroll and health benefits; honor existing warranties; obtain interim financing authority and maintain cash management programs; and retain legal, financial, and other professionals to support the company's reorganization. In accordance with applicable law and court orders, suppliers who provided goods or services to Polaroid or its U.S. subsidiaries before today's filing may have pre-petition claims, which will be frozen pending court authorization of payment or consummation of a plan of reorganization.

     William L. Flaherty, executive vice president and chief financial officer, said, "Polaroid made significant progress over the last year toward reducing costs through restructuring, improving working capital, consolidating manufacturing, reducing capital spending and selling non-core assets. However, it is evident that with the company's substantially reduced revenue stream, additional steps must be taken during the reorganization process to improve the viability of the core instant imaging business, optimize the sale process and maximize the value of the enterprise."

     Polaroid Corporation is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Additional information about Polaroid's reorganization is available on the company's web site at www.Polaroid.com or, in the U.S., by calling its new toll-free information hotline: 1-800-386-0145.


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     "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge,
Mass. 02139

Statements in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events will be dependent upon factors and risks including, but not limited to, the company's ability to successfully: conclude financial and operational reorganization of the Company in the Chapter 11 process; continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, noteholders, vendors and suppliers, employees and customers given the company's financial condition; sell all or parts of the Company; implement its business strategy of reducing costs and improving cash flow; compete in the instant imaging market against larger and stronger competitors; to retain its top customers and limit the company's vulnerability to general adverse economic conditions; sell and market its products worldwide; retain sole source and other limited source supplies; find suitable manufacturers to which the company can outsource certain of its products; continue to protect its intellectual property; and the company's ability to manage other uncertainties and risk factors, such as those described from time to time in the company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2001.

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